December 2, 2020

TO:
All Stockholders
(Addressed Individually)

SUBJECT:
Report from the President

A Steady Foundation

In 2020, our homes have become so much more than housing. They have become our offices, our schools and even our vacation destinations. At times, our homes have provided us with both a sense of security and a sense of escape. And they have often felt like a safe space for our loved ones in a time of crisis.

But for so many of our neighbors, housing has been a source of stress and uncertainty this year. The pandemic has shown just how prevalent housing instability is, both in our region and across the country. At the FHLBNY, we know the importance of creating and preserving affordable housing opportunities, and the value of having a safe and stable home. It is the steady foundation from which we grow as individuals, families and communities. And in these communities, it is the local lender that drives these housing opportunities.

On November 23, we announced our 2020 round of Affordable Housing Program grants – $36.9 million in subsidies drawn directly from our earnings to help fund 46 housing initiatives across New Jersey, New York, Puerto Rico and beyond. These awards will support the creation, rehabilitation or preservation of 3,140 units of affordable housing, including 2,344 units dedicated to very low-income housing. The awards will not only help provide housing, but also drive community development: it is anticipated that nearly $1.2 billion in housing investment will result from the development of these initiatives.

The AHP has always served as a way for the FHLBNY and our members to join with our housing partners to create affordable housing opportunities that in turn create stability for households and families. This support is central to our housing mission, and something in which our entire team takes pride – especially in a year in which so many have faced and continue to face housing challenges. We are grateful to our members for their continued use of our housing programs – including our homeownership set-aside programs, through which members have accessed $17.7 million in grants so far this year to help provide homeownership opportunities in their communities – working with us and our housing partners to help create stability for so many.

FHLBNY Board Update

The annual competitive AHP round is a key area of focus for our institution all year, from the application process to the internal reviews to awarding the funds. Throughout the year, our Community Investment team draws on the expertise of our Affordable Housing Advisory Council, which advises the Board and management on the housing and economic development needs of our District. The final step of this process is Board review and approval – first by the Board’s Housing Committee, and then by the full Board itself. This process reflects how ingrained our housing mission is at every level of our organization. It also reflects the critical role our Board plays in the execution of our mission.

As we previously reported, in early November, our membership voted to re-elect Directors Kenneth J. Mahon and Stephen S. Romaine to serve as New York Member Directors, and Director Charles E. Kilbourne, III to continue to serve as a Public Interest Independent Director, all for four-year terms beginning January 2021. Our members also elected Thomas J. Kemly to serve as a New Jersey Member Director, and Rear Admiral Danelle M. Barrett (Ret., USN) to serve as an Independent Director, also for four-year terms. The FHLBNY is driven by our people, strengthened by our members and guided by our Board, all working together to further our mission, and we are excited to bring back our re-elected Directors and welcome the insights our new Directors will bring to help strengthen our cooperative.

In addition, at its November 2020 meeting, the Board re-elected Larry E. Thompson to continue to serve as Board Vice Chair for a two-year term commencing January 1, 2021, reflecting the strong leadership he has provided in his first three years as vice chair. In our announcement following his election, Vice Chairman Thompson highlighted the direct, positive impact the FHLBNY has on the communities we serve, especially amid this crisis. The guidance we receive from Vice Chairman Thompson and his colleagues on our Board help create this impact.

Closing Out a Challenging Year

This has indeed been a challenging year, driven by an unprecedented crisis that hit everywhere all at once. This is a crisis that has impacted virtually every community in our country, and at every level of each community.

But this year has also once again proven the value of the local lender. In every community, the local lender is vital to the local economy, and a key source of credit for businesses, families and municipalities. Over the past nine months, across our District – and across the nation – we have seen the local lender stepping up and creating opportunities to support customers and communities that are facing down a crisis. The local lender is truly a vital and committed part of every community across our country, and essential in this time of crisis.

This is why our partnership with our members, and our ability to provide the liquidity members rely on to help meet the needs of their customers and communities, is so important. This year may have challenged our ability to meet in person, but our partnership with our members is stronger than ever. Through phone calls and videoconferences, we have continued to engage members throughout 2020, and through podcasts, newsletters, and especially over the course of 19 webinars, we have continued to deliver the value of membership to all the institutions that comprise our membership. On December 10, I will join Adam Goldstein, our Chief Business Officer, for our final member webinar of the year – a discussion with our members on the performance of our cooperative over the past year, and how we are positioned to continue to support our members as you continue to support your customers and communities in the year ahead.

We have been proud to serve as your reliable partner in 2020, and as we move through its final month and begin to focus on the New Year, I hope you will continue to invest in our franchise.

My colleagues and I wish you all the best this holiday season, and we look forward to working with you to help ensure a safe and strong close to 2020 and a fresh start for a successful 2021.

Sincerely,

José R. González
President and Chief Executive Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.